Sound Revolution Inc. (OTC BB: SRVN) announces public relations consulting agreement and new investor hotline.

TORONTO, ON— July 10/PRNewswire-FirstCall/ —Sound Revolution Inc. (“Sound Revolution”) a digital entertainment distribution, marketing and technology company, announced today that it has entered into a public and investor relations agreement with Velocity Communications Ltd. Velocity Communications will serve as Sound Revolution’s primary contact with the public and the investment community, establishing a new investor relations hotline and creating a year long investor and public relations campaign across North America for Sound Revolution and its wholly owned subsidiary, Charity Tunes.

"Working with Velocity Communications will help to raise awareness of Sound Revolution’s products and to guide the company into its next stage of growth” says new President and CEO, Robin Ram, "I believe that Velocity can help us to capitalize on the great strides we have made with www.charitytunes.com in the past year.”

“Sound Revolution has significant potential for growth in the new media sector and Velocity will provide the investment community with accurate on-time information about the Company”, says Velocity’s Kol Henrikson, "we will create investor awareness of Sound Revolution and build shareholder value through a comprehensive range of services custom designed to meet the company’s needs.”

Sound Revolution’s Charity Tunes is North America’s first charity-driven digital entertainment distributor, offering music fans the opportunity to support charities by downloading their favorite tunes. Charity Tunes partners with artists to determine the percentage donation of each download to one of a number of charities. The minimum donation is 10% and varies according to the promotional agreement. Charity Tunes website can be accessed at www.charitytunes.com.

About Sound Revolution and Charity Tunes

Music can change the world. Sound Revolution Inc., an innovative new media corporation that marries business with social meaning, intends to change the world - of online content delivery. Sound Revolution has digital content management technology available for licensing and distribution services. It also wholly owns Charity Tunes Inc., whose charitytunes.com, a music download website, is unique in its promotional partnerships between musical artists and charities. For more info, go to www.soundrevolution.com or www.charitytunes.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Sound Revolution’s filings with the Securities and Exchange Commission, including, without limitation, Sound Revolution’s recent Form 10-QSB and Form 10-KSB, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

Sound Revolution Inc.
Robin Ram, President
(416) 271-9695
Investor Relations Hotline:
1-877-688-0093
info@soundrevolution.com
www.soundrevolution.com